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                                                                      EX-99.B11

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 19 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated February 6, 1998, relating to the financial statements and financial highlights appearing in the December 31, 1997 Annual Reports to Shareholders of Vanguard STAR Portfolio and Vanguard's Life Strat-egy Portfolio, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Finan-cial Highlights" and "General Information" in the Prospectuses and under the heading "Financial Statements" in the Statement of Additional Information.

Price Waterhouse LLP

Philadelphia, PA

April 8, 1998